SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): November 22, 1999



                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



           Delaware                  1-9494                     13-3228013
 (State or other jurisdiction of (Commission File Number)    (I.R.S. Employer
        incorporation)                                    Identification Number)


727 Fifth Avenue, New York, New York                            10022
 (Address of principal executive offices)                     (Zip Code)




       Registrant's telephone number, including area code: (212) 755-8000

Item 5.  Other Events.

         On November 22, 1999, Registrant issued the following press release announcing that it has purchased the land and building housing its flagship store at Fifth Avenue and 57th Street, New York City, for a purchase price of $94 million in cash:

         NEW YORK, November 22,1999 - Tiffany & Co. (NYSE-TIF) today announced it has purchased the land and building housing its flagship store at Fifth Avenue and 57th Street, New York City, for a purchase price of $94 million in cash.

         The building, designed by Cross & Cross, was constructed especially for Tiffany and first opened its doors for business on October 21, 1940. Tiffany has leased the building since 1984. Its distinctive art deco architecture, "Atlas" clock and the soaring expanse of its first floor ceiling have all become synonymous with Tiffany. The building comprises approximately 124,000 square feet of which 32,450 square feet are used for retail purposes.

         According to Michael J. Kowalski, President and Chief Executive Officer, "Tiffany believes the purchase of our flagship store building to be a strategic opportunity. The building serves as a tangible symbol of our retailing and merchandising initiatives throughout the world. In financial terms, the tradeoff between the cost of leasing and the cost of ownership is not expected to have any effect upon earnings."

         Tiffany & Co. is the internationally renowned jewelry and specialty retailer. Sales are made through TIFFANY & CO. stores and boutiques, and to select retailers and distributors, in the Americas, Asia-Pacific, Europe and the Middle East. Direct Marketing sales are made through Tiffany's Corporate and Catalog divisions. Additional information can be found on the Company's Web site at www.tiffany.com and on its shareholder information line (800) TIF-0110.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TIFFANY & CO.


                                     BY:  /s/ James N. Fernandez
                                          _____________________________________
                                          James N. Fernandez
                                          Executive Vice President and
Date: November 23, 1999                   Chief Financial Officer
                                          (principal financial officer)